UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2009
Brookside Technology Holdings Corp.
(Exact name of registrant as specified in its charter)

Florida (State or Other Jurisdiction)	333-133253 (Commission File Number)	20-3634227 (IRS Employer Identification No.)
15500 Roosevelt Blvd,
Suite 101
Clearwater, FL 33760
(Address of principal executive offices) (zip code)
(727) 535-2151
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Effective June 1, 2009, the Company entered into a Securities Purchase Agreement with Vicis Capital Master Fund, a sub-trust of Vicis Capital Series Master Trust, and the Company’s largest preferred stockholder (“Vicis”), pursuant to which Vicis invested an additional $1,000,000 in the Company and the Company issued to Vicis 1,000,000 shares of the Company’s Series A Convertible Preferred Stock and a warrant to purchase 100,000,000 shares of Common Stock at an exercise price of $0.01 per share.
     Additionally, effective June 1, 2009, the Company and its senior creditor, Chatham Credit Management III, LLC (“Chatham”), entered into a letter agreement pursuant to which, among other things, Chatham waived all existing defaults of the Company’s senior credit facility, and agreed to suspend the compliance of the minimum fixed charge coverage ratio and maximum leverage ratio contained in the credit agreement. The Company currently is in full compliance with the Chatham credit agreement.
Item 3.02 Unregistered Sales of Equity Securities.
     See Item 1.01 above. The Company claims an exemption from the registration requirements of the Securities Act of 1933 (the “Act”) for the issuance of all the securities discussed in Item 1.01 above pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the Company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.
Item 3.03 Material Modifications to Rights of Security Holders.
     As a result of the issuance of the Series A Convertible Preferred Stock and warrant to Vicis as contemplated in Item 1.01 above, the conversion price of all of the Company’s outstanding Series A Convertible Preferred Stock and the exercise price of all of the Company’s warrants has automatically been reduced to $0.01.
Item 9.01 Financial Statements and Exhibits.
          99.1     Press Release dated June 2, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brookside Technology Holdings Corp.
By:	/s/ Michael Nole
Michael Nole, Chief Executive Officer

Dated: June 1, 2009

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